Exhibit 99.1

FOR IMMEDIATE RELEASE
Willbros Completes Move of Corporate Domicile to Delaware
HOUSTON, TX, MARCH 3, 2009 — Willbros Group, Inc. (NYSE: WG) announced today that it has completed its change of corporate domicile to Delaware. Each outstanding share of Willbros Group, Inc. (Panama) common stock was converted into the right to receive one share of Willbros Group, Inc. (Delaware) common stock. The shares of Willbros Group, Inc. (Delaware) are listed on the New York Stock Exchange under the same symbol, “WG”, as was the Panama company.
Shareholders who hold Willbros Group, Inc. (Panama) shares in “street name” or in book entry form through a brokerage do not need to take any action to effect the exchange. Shareholders of record of Willbros Group, Inc. (Panama) share certificates will receive a letter of transmittal by mail that will allow them to exchange their certificates for certificates in the new Willbros Group, Inc. (Delaware) company.
Willbros Group, Inc. is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life cycle extension services and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.
This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including the potential for additional investigations; the disruptions to the global credit markets; the current global recession; the possible losses arising from the discontinuation of operations and the sale of the Nigeria assets; fines and penalties by government agencies; the identification of one or more other issues that require restatement of one or more prior period financial statements; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand, the amount and location of planned pipelines, the refinery crack spread and planned refinery outages and upgrades, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas, power, refining and petrochemical industries; changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.
###

1 of 1
CONTACT:
Michael W. Collier	Connie Dever
Vice President Investor Relations	Director Strategic Planning
Sales & Marketing	Willbros
Willbros 713-403-8038	713-403-8035